Exhibit 10.1

SECOND AMENDMENT

TO EXECUTIVE EMPLOYMENT AGREEMENT

The Executive Employment Agreement dated May 30, 2008, by and between Timothy Busch (“Executive”) and Nexstar Broadcasting Group, Inc., a Delaware corporation (“Company”) as amended on June 3, 2013, (the “Agreement”) is hereby further amended effective as of January 17, 2017, (the “Effective Date”) as follows:

1.Effective as of the Effective Date, all references to “Nexstar Broadcasting Group, Inc.” are amended to read “Nexstar Broadcasting, Inc.” and all references to “Company” or “the Company” are amended to refer to “Nexstar Broadcasting, Inc.”

2.The preamble and Paragraph 1 of the Agreement are amended to reflect that Executive is being retained to serve in the role of President of Nexstar Broadcasting, Inc. instead of Executive Vice President and Co-Chief Operating Officer of Nexstar Broadcasting Group, Inc.  All references to “Executive Vice President and Co-Chief Operating Officer” are amended to refer to “President of Nexstar Broadcasting, Inc.”

3.Paragraph 2 of the Agreement is deleted in its entirety and replaced with the following:

“2.Term of Employment.     Unless terminated earlier as provided in Paragraph 3, the Company’s employment of Executive under this Agreement will continue until May 31, 2021, provided, however, that the term of employment under this Agreement will be automatically renewed for successive one-year periods (the first of which will commence on June 1, 2021) unless, at least ninety (90) days prior to the end of the then current term of employment under this Agreement, Executive or the Company gives written notice to the other of the notifying party’s intent not to renew the term of employment under this Agreement as of the end of the then current term.”

4.Paragraphs 4(a) and 4(b) are deleted in their entirety and replaced with the following:

“4.Compensation.

(a)Base Salary.     During the term of this Agreement, Executive will be entitled to receive a base salary (“Base Salary” at the annual rate specified below:

From the Effective Date through May 31, 2017$625,000

From June 1, 2017 through May 31, 2018$650,000

From June 1, 2018 through May 31, 2019$700,000

From June 1, 2019 through May 31, 2020$725,000

From June 1, 2020 and thereafter$750,000

(b)Target Bonus.     After the end of each Company fiscal year during the term of this Agreement, Executive will be entitled to receive an annual bonus (the "Bonus"), in an amount, if any, up to seventy-five percent (75%) of Executive’s annual base salary in effect at the end of that fiscal year (or in excess of such amount as the CEO, with the approval of the Compensation Committee of the Company’s board of directors may determine is appropriate in their sole discretion), pro-rated for any partial fiscal year during which Executive is employed by the Company pursuant to this Agreement, to be determined by the CEO based on, among other things, whether Executive has achieved the personal goals established for the Executive by the CEO and/or the Board for such fiscal year.”

5.Paragraph 6(b) is amended to read as follows:

“6.  Termination Payments.

(b) In the event of termination of Executive’s employment pursuant to any of the following provisions:

Paragraph 3(c)[Consolidation, Merger or Comparable Transaction]

Paragraph 3(e)[By the Company Other Than For Cause]

Paragraph 3(f)[Good Reason]

the Company will pay Executive the amounts described in Paragraph 6(a), plus an amount equal to twelve (12) months’ of Executive’s then current salary, plus an additional $20,800.00.

Without limiting the remedies available to the Company for breach by Executive of Paragraph 7, if Executive violates the provisions of Paragraph 7 after the termination of Executive’s employment with the Company in a manner reasonably determined by the Board to be injurious to the Company or any of its affiliates, then Executive will forfeit the right to any payments under this Paragraph 6 which are unpaid at the time such violation occurs.”

6.  All other terms and conditions will remain unchanged.

7.Headings.  The headings in the Paragraphs of this Amendment are inserted for convenience only and will not constitute a part of this Agreement.

8.Severability.  The parties agree that if any provision of this Amendment is under any circumstances deemed invalid or inoperative, the Amendment will be construed with the invalid or inoperative provision deleted, and the rights and obligations of the parties will be construed and enforced accordingly.

9.Governing Law.  This Amendment is governed by and construed in accordance with the internal law of the State of Delaware without giving effect to any choice of law or conflict provision or rule that would cause the laws of any jurisdiction other than the State of Delaware to be applied.

10.Amendment; Modification.  This Amendment may not be amended, modified or supplemented other than in a writing signed by the parties hereto.

11.Entire Agreement.  The Agreement as amended by this Amendment is hereby ratified in full and embodies the entire agreement between the parties hereto with respect to Executive’s employment with the Company, and there have been and are no other agreements, representations or warranties between the parties regarding such matters.

12.Counterparts.  This Amendment may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year written below.

/s/ Timothy Busch	/s/ Perry A. Sook
Timothy Busch	Perry A. Sook
Executive	President & Chief Executive Officer
Nexstar Broadcasting, Inc.

3